Exhibit 16.2

February 10, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Ameritrust Corporation’s statements included under Item 9 of its Form 10-K dated February 10, 2021. We agree with the statements concerning our Firm under Item 9.  We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Boyle CPA, LLC

Boyle CPA, LLC

Bayville, NJ